Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOCARDIA, INC.

The undersigned, Peter Altman, hereby certifies that:

1.	He is the duly elected President and Chief Executive Officer of BioCardia, Inc., a Delaware corporation (the “Corporation”).

2.	Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment of Amended and Restated Certificate of Incorporation further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3.	The terms and provisions of this Certificate of Amendment of Amended and Restated Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Section 228 of the Delaware General Corporation Law.

4.	The first paragraph of Article Four of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 60,000,000 shares of Common Stock (the “Common Stock”) and 43,502,124 shares of Preferred Stock (the “Preferred Stock”), of which 7,703,785 shares are designated Series A Preferred Stock (the “Series A Preferred”), 2,567,390 shares are designated Series B Preferred Stock (the “Series B Preferred”), 3,256,601 shares of which are designated Series C Preferred Stock (the “Series C Preferred”), 11,773,243 shares of which are designated Series D Preferred Stock (the “Series D Preferred”), 2,212,960 shares of which are designated Series E Preferred Stock (the “Series E Preferred”) and 15,988,145 shares of which are designated Series F Preferred Stock (the “Series F Preferred”). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share, and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.”

IN WITNESS WHEREOF, the undersigned certifies that he has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation as an authorized officer of said corporation in California, as of the 31th day of December, 2014.

/s/ Peter Altman
Peter Altman
President and Chief Executive Officer

Signature Page to BioCardia, Inc. Certificate of Amendment